Exhibit 99.1

AmpliTech Group Releases Letter To Shareholders

Hauppauge, NY, July 17, 2024 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW), a designer, developer, and manufacturer of state-of-the-art signal processing components for satellite, Public and Private 5G, and other communications networks, including the design of complete 5G/6G systems and a global distributor of packages and lids for integrated circuits assembly, today announced the release of a Letter to Shareholders from its CEO/CTO Mr. Fawad Maqbool.

Shareholder Letter as follows:

Dear AmpliTech Group Shareholder,

I am addressing all current and potential shareholders of AMPG to update you on recent developments concerning our company.

Regrettably, we were unable to address individual inquiries submitted to our investor’s line due to the SEC’s directive on “selective disclosure,” which mandates equal disclosure of information to all investors.

I would like to inform you all that I am quite cognizant of your concerns. All of the investors in this company are truly important to me, regardless of whether you are a private investor or institutional one. Rest assured that our management team remains steadfast in the execution of our business plan, underscoring our commitment to delivering state-of-the-art products that have been in demand for over 24 years.

I would like to take the opportunity to assure you that the company does not have any investments in digital currencies, nor do we make it a practice to do so. It was a one-time occurrence as mentioned in our public 8K statement, and it will not recur. We have reported all fraudulent activity to the FBI, local and international authorities, and we are still hopeful that some funds may be recovered from the perpetrators. Furthermore, this event is in no way indicative of our management style. Our financial discipline is evident from our history of no debt and avoidance of any dilutive financing, reflecting our commitment to shareholder equity for many years. As part of our strategy to reduce lead-times for our products, we also have a very healthy level of inventory available to fill our customers’ current and future orders.

Our trajectory remains the same. We have developed and released several disruptive new products for Public and Private 5G, LEO Satellite constellations, MMICs, quantum computing, satellite ground stations, drones, etc. All of these products are well-aligned with rapidly growing industrial sectors with TAMs in excess of trillions of dollars. Our IP and expertise give us a salient edge over other industry players.

Below are a few notable highlights of AMPG’s achievements in the past few years:

●	We are the only US based company that makes a full suite of private and commercial 5G radios for cell towers providing data speeds in excess of 1Gbps. These are replacing existing 4G and obsolete 5G networks. This deployment is inevitable due to industry demand for products such as the Metaverse, fully automated vehicles, tele-robotics, and countless other applications. The 5G market is estimated to be larger than ALL the previous G’s combined!
●	We are the only US based company that makes cryogenic Low Noise Amplifiers (LNA’s) that power and enable the quantum computers that will drive next generation AI and countless industrial solutions.
●	We are the only US based company that makes LNBs with the lowest noise figures in the industry, an essential component at the heart of satellite dishes, ground stations, and teleports that are used in military and commercial streaming and data platforms across the globe.

We have evolved from a one product LNA company to a comprehensive communications systems provider. There should be no doubt about our company’s dedication and drive over the past 3 years since uplisting to Nasdaq. Please be patient and stay tuned for updates. We do not issue PRs for the sake of issuing them. We have always done what we have said we will do, and will continue to do so. Your patience and support during this time are deeply appreciated.

Once again, I want to reaffirm our steadfast commitment to our long-term vision and strategy as we navigate current challenges. Our core operations remain robust, and our business fundamentals are strong. We have a talented team in place and a clear roadmap for strategic growth.

We continue to:

●	Advance technology development and maintain a leadership position in 5G, Quantum computing, Satellites, Ground stations, Base stations, Teleports, Drones, missiles, and more.
●	See a robust pipeline of leads.
●	Sell new products in our online store: “shop. amplitechinc.com,” generating additional revenue on a daily basis.

In closing, as we move forward, we will remain vigilant and proactive in identifying opportunities for growth and value creation. We will leverage our strengths, learn from our experiences, and adapt to changing market conditions. Together, we will navigate any challenges, seize opportunities, and emerge even stronger. The best is yet to come for the vigilant!

Thank you for your trust and commitment to AMPG.

Fawad Maqbool

AmpliTech Group CEO/CTO

About AmpliTech Group

AmpliTech Group, Inc. designs, develops, manufactures, and distributes state-of-the-art radio frequency (RF) microwave components for global satellite communications, telecom (5G & IoT), space, defense, and quantum computing markets as well as systems and component design consulting services. In December 2021, AmpliTech completed the purchase of the assets and operations of Spectrum Semiconductor Materials Inc. a global specialty distributor of semiconductor components based in San Jose, CA. AmpliTech has a 13+ year track record of developing high performance, custom solutions to meet the unique needs of some of the largest companies in the global industries we serve. We are proud of our focused team’s unique skills, experience and dedication, which enables us to deliver superior solutions, faster time to market, competitive pricing, excellent customer satisfaction and repeat business. For more information, visit: www.amplitechgroup.com

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s ability to execute its business plan as anticipated; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:
Corporate Social Media	Company Contact:

Twitter: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com
Linked In: Amplitech Group Inc
Investor Social Media
Twitter: @AMPG_IR
StockTwits: @AMPG_IR